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                                                                    Exhibit 99.1


                                                      [LOGO OF NATIONAL STEEL]

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                                                      National Steel Corporation
                                                      4100 Edison Lakes Parkway
                                                      Mishawaka, IN  46545-3440

NEWS RELEASE
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Media Contact:     Ronald B. Freeman
                   (219) 273-7559

Analyst and        William E. McDonough
Investor Contact:  (219) 273-7414

           NATIONAL STEEL AND U.S. STEEL IN CONSOLIDATION DISCUSSIONS

MISHAWAKA, INDIANA, December 9, 2001 -- National Steel Corporation (NYSE: NS) today confirmed that it is engaged in discussions with United States Steel LLC (NYSE: X) regarding a possible business combination involving United States Steel and National Steel. The transaction would be part of the recently announced goal of achieving significant consolidation in the domestic integrated steel industry.

The Company indicated that discussions were continuing and that no agreements relating to the transaction have been signed by the parties. There are many conditions that must be satisfied before this transaction could be concluded, and there is no assurance that this can be accomplished.

All statements contained in this release, other than historical information, are forward-looking statements. Completion of the possible transaction described in this release is subject to significant risks and uncertainties and there can be no assurance that a definitive agreement will be entered into or that the transaction will be completed. In addition, a variety of factors, including factors affecting the steel industry generally, are expected to affect the Company's future business operations, prospects and financial condition. Additional information concerning certain of these factors is available in the Company's Form 10-K for the year ended December 31, 2000.

Headquartered in Mishawaka, Indiana, National Steel is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,400 employees. Please visit the Company's website at www.nationalsteel.com for more information on the Company and its products and facilities.